Exhibit 99.1

Big Tree Group, Inc. Trading Symbol Changed to “BIGG” Effective January 22, 2013

Shantou, China--(01/23/13) – Big Tree Group, Inc. (OTCQB: BIGG), a company that serves as a “one stop shop” for the sourcing, distribution and specialty manufacturing of toys and related products, announced today that its trading symbol on the OTCQB has been changed to “BIGG” effective January 23, 2013.

The new ticker symbol follows the Company’s recent corporate name change to more accurately reflect its core business as a provider for sourcing, distribution and specialty manufacture of toys and related products.  For more information about Big Tree Group please visit: www.bigtreegroup.net.

About Big Tree Group, Inc.

Big Tree Group, Inc., headquartered in Shantou China, a city known in the industry as the premier location for toy manufacturing in China, serves as a “one stop shop” for the sourcing, distribution and specialty manufacturing of toys and related products.  Through our Shantou Big Tree Toys subsidiary founded in 2003, we act as an authorized agent for over 8,000 toy manufacturers in China offering in excess of 300,000 varieties of toy products including remote control toys, digital toys, sports toys, play sets, educational toys, dolls, and infant toys.  We showcase these products at our two showrooms in Shantou with over 15,000 square meters of display space where we also facilitate orders and combine shipments to destinations across the globe.  Customers can also order via our website knowing that the products we represent have undergone rigorous quality control tests at our in-house testing facility.  Additionally, we market a line of proprietary construction toys known as Magic Puzzles which we sell on our websites as well as through domestic retail store channels.  For more information please visit www.bigtreegroup.net.

Contact:
Big Tree Group, Inc.
U.S. Representative
Pearl Group Advisors
Dore Perler
Tel:(954) 232-5363
Email:Dore@PearlGroupAdvisors.com